Exhibit 10.13

Registry-Registrar Agreement

Note:   The notice period in Section 3.3 shall be ninety (90) days only if a notice period for implementation of material changes to the Registry-Registrar Protocol, Application Program Interfaces, or reference client software applies to all unsponsored TLDs under Registry Agreement with ICANN.  Otherwise, the notice period of Section 3.3 shall be sixty (60) days.

REGISTRY-REGISTRAR AGREEMENT

This Registry-Registrar Agreement (the “Agreement”) is dated as of October 4, 2001 (“Effective Date”) by and between VeriSign, Inc., a Delaware corporation, with a place of business located at 21345 Ridgetop Circle, Dulles,   , Virginia 20166 (“VGRS”), and Tucows Inc., a Pennsylvania corporation, with its principal place of business located at 96 Mowat Ave., Toronto, Ont (“Registrar”). VeriSign and Registrar may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, multiple registrars provide Internet domain name registration services within the .com top-level domain wherein VGRS operates and maintains certain TLD servers and zone files;

WHEREAS, Registrar wishes to register second-level domain names in the multiple registrar system for the .com TLD.

NOW, THEREFORE, for and in consideration of the mutual promises, benefits and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, VGRS and Registrar, intending to be legally bound, hereby agree as follows:

1.  definitions

1.1.  “DNS” refers to the Internet domain name system.

1.2.  “ICANN” refers to the Internet Corporation for Assigned Names and Numbers.

1.3.  “IP” means Internet Protocol.

1.4.  “Registered Name” refers to a domain name within the domain of the Registry TLD, whether consisting of two or more (e.g., john.smith.name) levels, about which VGRS or an affiliate engaged in providing registry services maintains data in a registry database, arranges for such maintenance, or derives revenue from such maintenance. A name in a registry database may be a Registered Name even though it does not appear in a TLD zone file (e.g., a registered but inactive name).

1.5.  “Registry TLD” means the .com TLD.

1.6.  The “System” refers to the multiple registrar system operated by VGRS for registration of Registered Names in the Registry TLD.

1.7.  A “TLD” is a top-level domain of the DNS.

1.8.  The “Licensed Product” refers to the RRP, APIs, and software, collectively.

2.  OBLIGATIONS OF THE PARTIES

2.1.  System Operation and Access.  Throughout the Term of this Agreement, VGRS shall operate the System and provide Registrar with access to the System enabling Registrar to transmit domain name registration information for the Registry TLD to the System according to a protocol developed by VGRS and known as the Registry Registrar Protocol (“RRP”).

2.2.  Distribution of RRP, APIs and Software. No later than three business days after the Effective Date of this Agreement, VGRS shall provide to Registrar (i) full documentation of the RRP, (ii) “C” and “Java” application program interfaces (“APIs”) to the RRP with documentation, and (iii) reference client software (“Software”) that will enable Registrar to develop its system to register second-level domain names through the System for the Registry TLD. If VGRS elects to modify or upgrade the APIs and/or RRP, VGRS shall provide updated APIs to the RRP with documentation and updated Software to Registrar promptly as such updates become available.

2.3.  Registrar Responsibility for Customer Support. Registrar shall be responsible for providing customer service (including domain name record support), billing and technical support, and customer interface to accept customer (the “Registered Name holder”) orders.

2.4.  Data Submission Requirements. As part of its registration of all Registered Name registrations in the Registry TLD during the Term of this Agreement, Registrar shall submit the following data elements using the RRP concerning Registered Name registrations it processes:

2.4.1.  The Registered Name being registered;

2.4.2.  The IP addresses of the primary nameserver and secondary nameserver(s) for the Registered Name;

2.4.3.  The corresponding host names of those nameservers;

2.4.4.  Unless automatically generated by the registry system, the identity of the registrar;

2.4.5.  Unless automatically generated by the registry system, the expiration date of the registration; and

2.4.6.  Other data required as a result of further development of the registry system by the Registry.

2.5.  License. Registrar grants VGRS as Registry a non-exclusive non-transferable limited license to the data elements consisting of the Registered Name, the IP addresses of nameservers, and the identity of the registering registrar for propagation of and the provision of authorized access to the TLD zone files.

2.6.  Registrar’s Registration Agreement and Domain Name Dispute Policy. Registrar shall have developed and employ in its domain name registration business an electronic or paper registration agreement, including a domain name dispute policy, a copy of which is attached to this Agreement as Exhibit A (which may be amended from time to time by Registrar, provided a copy is furnished to VGRS three (3) business days in advance of any such amendment), to be entered into by Registrar with each Registered Name holder as a condition of registration.  Registrar shall include terms in its agreement with each Registered Name holder that are consistent with Registrar’s duties to VGRS hereunder.

2.7.  Secure Connection.  Registrar agrees to develop and employ in its domain name registration business all necessary technology and restrictions to ensure that its connection to the System is secure. All data exchanged between Registrar’s system and the System shall be protected to avoid unintended disclosure of information. Each RRP session shall be authenticated and encrypted using two-way secure socket layer (“SSL”) protocol. Registrar agrees to authenticate every RRP client connection with the System using both an X.509 server certificate issued by a commercial Certification Authority identified by the Registry and its Registrar password, which it shall disclose only to its employees with a need to know. Registrar agrees to notify Registry within four hours of learning that its Registrar password has been compromised in any way or if its server certificate has been revoked by the issuing Certification Authority or compromised in any way.

2.8.  Domain Name Lookup Capability. Registrar agrees to employ in its domain name registration business VGRS’s registry domain name lookup capability to determine if a requested domain name is available or currently unavailable for registration.

2.9.  Transfer of Sponsorship of Registrations. Registrar agrees to implement transfers of Registered Name registrations from another registrar to Registrar and vice versa pursuant to the Policy on Transfer of Sponsorship of Registrations Between Registrars appended hereto as Exhibit B.

2.10.  Time. Registrar agrees that in the event of any dispute concerning the time of the entry of a domain name registration into the registry database, the time shown in the VGRS records shall control.

2.11.  Compliance with Terms and Conditions. Registrar agrees to comply with all other reasonable terms or conditions established from time to time, to assure sound operation of the System, by VGRS in a non-arbitrary manner and applicable to all registrars, including affiliates of VGRS, and consistent with VGRS’s Cooperative Agreement with the United States Government or VGRS’s Registry Agreement with ICANN, as applicable, upon VGRS’s notification to Registrar of the establishment of those terms and conditions.

2.12.  Resolution of Technical Problems. Registrar agrees to employ necessary employees, contractors, or agents with sufficient technical training and experience to respond to and fix all technical problems concerning the use of the RRP and the APIs in conjunction with Registrar’s systems. Registrar agrees that in the event of significant degradation of the System or other emergency, VGRS may, in its sole discretion, temporarily suspend access to the System. Such temporary suspensions shall be applied in a nonarbitrary manner and shall apply fairly to any registrar similarly situated, including affiliates of VGRS.

2.13.  Surety Instrument. During the Initial Term and any Renewal Terms, Registrar shall have in place a performance bond, letter of credit or equivalent instrument (the “Surety Instrument”) from a surety acceptable to VGRS, in the amount of $100,000 U.S. dollars. (A single such Surety Instrument shall satisfy this obligation and Registrar’s obligations under similar provisions of other Registry-Registrar Agreements between Registrar and VGRS.) The terms of the Surety Instrument shall indemnify and hold harmless VGRS and its employees, directors, officers, representatives, agents and affiliates from all costs and damages (including reasonable attorneys’ fees) which it may suffer by reason of Registrar’s failure to indemnify VGRS as provided in Section 6.16 by making payment(s) up to the full amount of the bond within ten (10) days of VGRS’s having notified the surety of its claim(s) of damages, having identified the basis for any such claim. VGRS shall not be entitled to payment under the Surety Instrument until such time as it has certified that it has incurred expenses for which it is entitled to reimbursement in accordance with the provisions of Section 6.16 of this Agreement.

2.14.  Prohibited Domain Name Registrations. Registrar agrees to comply with the policies of VGRS that will be applicable to all registrars and that will prohibit the registration of certain domain names in the Registry TLD which are not allowed to be registered by statute or regulation.

2.15.  Indemnification Required of Registered Name Holders. Registrar shall require each Registered Name holder to indemnify, defend and hold harmless VGRS, and its directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration.

3.  LICENSE

3.1.  License Grant. Subject to the terms and conditions of this Agreement, VGRS hereby grants Registrar and Registrar accepts a non-exclusive, non-transferable, worldwide limited License to use for the Term and purposes of this Agreement the RRP, APIs and Software, as well as updates and redesigns thereof, to provide domain name registration services in the Registry TLD only and for no other purpose. The RRP, APIs and Software, as well as updates and redesigns thereof, will enable Registrar to register domain names in the Registry TLD with the Registry on behalf of its Registered Name holders. Registrar, using the RRP, APIs and Software, as well as updates and redesigns thereof, will be able to invoke the following operations on the System: (i) check the availability of a domain name, (ii) register a domain name, (iii) re-register a domain name, (iv) cancel the registration of a domain name it has registered, (v) update the nameservers of a domain name, (vi) transfer a domain name from another registrar to itself with proper authorization, (vii) query a domain name registration record, (viii) register a nameserver, (ix) update the IP addresses of a name-server, (x) delete a nameserver, (xi) query a nameserver, and (xii) establish and end an authenticated session.

3.2.  Limitations on Use. Notwithstanding any other provisions in this Agreement, except with the written consent of VGRS, Registrar shall not: (i) sublicensee the RRP, APIs or Software or otherwise permit any use of the RRP, APIs or Software by or for the benefit of any party other than Registrar, (ii) publish, distribute or permit disclosure of the RRP, APIs or Software other than to employees, contractors, and agents of Registrar for use in Registrar’s domain name registration business, (iii) decompile, reverse engineer, copy or re-engineer the RRP, APIs or Software for any unauthorized purpose, or (iv) use or permit use of the RRP, APIs or Software in violation of any federal, state or local rule, regulation or law, or for any unlawful purpose.

Registrar agrees to employ the necessary measures to prevent its access to the System granted hereunder from being used to (i) allow, enable, or otherwise support the transmission by e-mail, telephone, or facsimile of mass unsolicited, commercial advertising or solicitations to entities other than Registrar’s customers; or (ii) enable high volume, automated, electronic processes that send queries or data to the systems of, Registry Operator or any ICANN-Accredited Registrar, except as reasonably necessary to register domain names or modify existing registrations.

3.3.  Changes to Licensed Materials. VGRS may from time to time maker modifications to the RRP, APIs or Software licensed hereunder that will enhance functionality or otherwise improve the System. VGRS will provide Registrar with at least ninety (90) days notice prior to the implementation of any material changes to the RRP, APIs or software licensed hereunder.

4.  SUPPORT SERVICES

4.1.  Engineering Support. VGRS agrees to provide Registrar with reasonable engineering telephone support (between the hours of 9 a.m. to 5 p.m. local Herndon,

Virginia time or at such other times as may be mutually agreed upon) to address engineering issues arising in connection with Registrar’s use of the System.

4.2.  Customer Service Support. During the Term of this Agreement, VGRS will provide reasonable telephone and e-mail customer service support to Registrar, not Registered Name holders or prospective customers of Registrar, for non-technical issues solely relating to the System and its operation. VGRS will provide Registrar with a telephone number and e-mail address for such support during implementation of the RRP, APIs and Software. First-level telephone support will be available on a 7-day/24-hour basis. VGRS will provide a web-based customer service capability in the future and such web- based support will become the primary method of customer service support to Registrar at such time.

5.  FEES

5.1.  Registration Fees.

(a)  Registrar agrees to pay VGRS the non-refundable amounts of US$ 6 for each annual increment of an initial domain name registration and US$ 6 for each annual increment of a domain name re-registration (collectively, the “Registration Fees”) registered by Registrar through the System.

(b)  VGRS reserves the right to adjust the Registration Fees prospectively upon thirty (30) days prior notice to Registrar, provided that such adjustments are consistent with VGRS’s Cooperative Agreement with the United States Government or its Registry Agreement with ICANN, as applicable, and are applicable to all registrars in the Registry TLD. VGRS will invoice Registrar monthly in arrears for each month’s Registration Fees. All Registration Fees are due immediately upon receipt of VGRS’s invoice pursuant to a letter of credit, deposit account, or other acceptable credit terms agreed by the Parties.

5.2.  Change in Registrar Sponsoring Domain Name. Registrar may assume sponsorship of an Registered Name holder’s existing domain name registration from another registrar by following the policy set forth in Exhibit B to this Agreement.

(a)  For each transfer of the sponsorship of a domain-name registration under Part A of Exhibit B, Registrar agrees to pay VGRS the renewal registration fee associated with a one-year extension, as set forth above. The losing registrar’s Registration Fees will not be refunded as a result of any such transfer.

(b)  For a transfer approved by ICANN under Part B of Exhibit B, Registrar agrees to pay VGRS US$ 0 (for transfers of 50,000 names or fewer) or US$ 50,000 (for transfers of more than 50,000 names).

Fees under this Section 5.2 shall be due immediately upon receipt of VGRS’s invoice pursuant to a letter of credit, deposit account, or other acceptable credit terms agreed by the Parties.

5.3.  Pro-Rata Charges for ICANN Fees.  Registrar agrees to pay to VGRS, within ten (10) days of VGRS’s invoice, a portion of any variable registry-level fees paid by VGRS to ICANN, pro-rated among all registrars sponsoring registrations in the Registry TLD based on their relative numbers of domain-name registrations sponsored.

5.4.  Non-Payment of Fees.  Timely payment of fees owing under this Section 5 is a material condition of performance under this Agreement.  In the event that Registrar fails to pay its fees within five (5) days of the date when due, VGRS may stop accepting new registrations and/or delete the domain names associated with invoices not paid in full from the Registry database and give written notice of termination of this Agreement pursuant to Section 6.1(b) below.

6.  MISCELLANEOUS

6.1.  Term of Agreement and Termination.

(a)  Term of the Agreement.  The duties and obligations of the Parties under this Agreement shall apply from the Effective Date through and including the last day of the calendar month sixty (60) months from the Effective Date (the “Initial Term”). Upon conclusion of the Initial Term, all provisions of this Agreement will automatically renew for successive five (5) year renewal periods until the Agreement has been terminated as provided herein.  Registrar elects not to renew, or VGRS ceases to operate the registry for the Registry TLD.  In the event that revisions to VGRS’s Registry-Registrar Agreement are approved or adopted by the U.S. Department of Commerce, or ICANN, as appropriate, Registrar will execute an amendment substituting the revised agreement in place of this Agreement, or Registrar may, at its option exercised within fifteen (15) days, terminate this Agreement immediately by giving written notice to VGRS.

(b)  Termination For Cause.  In the event that either Party materially breaches any term of this Agreement including any of its representations and warranties hereunder and such breach is not substantially cured within thirty (30) calendar days after written notice thereof is given by the other Party, then the non-breaching Party may, by giving written notice thereof to the other Party, terminate this Agreement as of the date specified in such notice of termination.

(c)  Termination at Option of Registrar. Registrar may terminate this Agreement at any time by giving VGRS thirty (30) days notice of termination.

(d)  Termination Upon Loss of Registrar’s Accreditation.  This Agreement shall terminate in the event Registrar’s accreditation for the Registry TLD by ICANN, or its successor, is terminated or expires without renewal.

(e)  Termination in the Event that Successor Registry Operator is Named.  This Agreement shall terminate in the event that the U.S. Department of Commerce or ICANN, as appropriate, designates another entity to operate the registry for the Registry TLD.

(f)  Termination in the Event of Bankruptcy.  Either Party may terminate this Agreement if the other Party is adjudged insolvent or bankrupt, or if proceedings are instituted by or against a Party seeking relief, reorganization or arrangement under any laws relating to insolvency, or seeking any assignment for the benefit of creditors, or seeking the appointment of a receiver, liquidator or trustee of a Party’s property or assets or the liquidation, dissolution or winding up of a Party’s business.

(g)  Effect of Termination.  Upon expiration or termination of this Agreement, VGRS will, to the extent it has the authority to do so, complete the registration of all domain names processed by Registrar prior to the date of such expiration or termination, provided that Registrar’s payments to VGRS for Registration Fees are current and timely. Immediately upon any expiration or termination of this Agreement, Registrar shall (i) transfer its sponsorship of Registered Name registrations to another licensed registrar(s) of the Registry, in compliance with Exhibit B, Part B, or any other procedures established or approved by the U.S. Department of Commerce or ICANN, as appropriate, and (ii) either return to VGRS or certify to VGRS the destruction of all data, software and documentation it has received under this Agreement.

(h)  Survival.  In the event of termination of this Agreement, the following shall survive: (i) Sections 2.5, 2.6, 6.1(g), 6.2, 6.6, 6.7, 6.10, 6.12, 6.13, 6.14, and 6.16; (ii) the Registered Name holder’s obligations to indemnify, defend, and hold harmless VGRS, as stated in Section 2.15; (iii) the surety’s obligations under the Surety Instrument described in Section 2.13 with respect to matters arising during the term of this Agreement; and (iv) Registrar’s payment obligations as set forth in Section 5 with respect to fees incurred during the term of this Agreement. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms but each Party shall be liable for any damage arising from any breach by it of this Agreement.

6.2.  No Third Party Beneficiaries; Relationship of The Parties.  This Agreement does not provide and shall not be construed to provide third parties (i.e., non-parties to this Agreement), including any Registered Name holder, with any remedy, claim, cause of action or privilege. Nothing in this Agreement shall be construed as creating an employer-employee or agency relationship, a partnership or a joint venture between the Parties.

6.3.  Force Majeure.  Neither Party shall be responsible for any failure to perform any obligation or provide service hereunder because of any Act of God, strike, work stoppage, governmental acts or directives, war, riot or civil commotion, equipment or facilities shortages which are being experienced by providers of telecommunications services generally, or other similar force beyond such Party’s reasonable control.

6.4.  Further Assurances. Each Party hereto shall execute and, or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

6.5.  Amendment in Writing. Any amendment or supplement to this Agreement shall be in writing and duly executed by both Parties.

6.6.  Attorneys’ Fees. If any legal action or other legal proceeding (including arbitration) relating to the performance under this Agreement or the enforcement of any provision of this Agreement is brought against either Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

6.7.  Dispute Resolution; Choice of Law; Venue. The Parties shall attempt to resolve any disputes between them prior to resorting to litigation. This Agreement is to be construed in accordance with and governed by the internal laws of the Commonwealth of Virginia, United States of America without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Virginia to the rights and duties of the Parties.  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the eastern district of the Commonwealth of Virginia. Each Party to this Agreement expressly and irrevocably consents and submits to the jurisdiction and venue of each state and federal court located in the eastern district of the Commonwealth of Virginia (and each appellate court located in the Commonwealth of Virginia) in connection with any such legal proceeding.

6.8.  Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such Party below, unless party has given a notice of a change of address in writing:

if to Registrar

Tucows Inc.

96 Mowat Ave

Toronto, Ont M6K 3M1

Attention: Ross W. Rader

Telephone (416) 538-5492

Fax (416) 531-5584

with a copy to:

Brenda Lazare, General Counsel

Tucows Inc.

96 Mowat Ave.

Toronto, Ont M6K 3M1

Telephone (416) 538-5488

Fax (416) 531-1257

if to VGRS:

General Counsel

VeriSign, Inc.

1350 Charleston Road

Mountain View, California 94043

Telephone: 1/650/961/7500

Facsimile: 1/650/961/8853; and

Business Affairs Office

VeriSign Registry

21345 Ridgetop Circle

Dulles, Virginia 20166

Telephone: 1/703/948/3200

Facsimile: 1/703/421/2129; and

Deputy General Counsel

VeriSign, Inc.

505 Huntmar Park Drive

Herndon, Virginia 20170

Telephone: 1/703/742/0400

Facsimile: 1/703/742/7916

6.9.  Assignment/Sublicense. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors and permitted assigns of the Parties hereto. Registrar shall not assign, sublicense or transfer its rights or obligations under this Agreement to any third person without the prior written consent of VGRS.

6.10.  Use of Confidential Information. The Parties’ use and disclosure of Confidential Information disclosed hereunder are subject to the terms and conditions of the Parties’ Confidentiality Agreement (Exhibit C) that will be executed contemporaneously with this Agreement. Registrar agrees that the RRP, APIs and Software are the Confidential Information of VGRS.

6.11.  Delays or Omissions; Waivers. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.12.  Limitation of Liability.  IN NO EVENT WILL VGRS BE LIABLE TO REGISTRAR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITlVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES RESULTING FROM LOSS OF PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF VGRS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.13.  Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

6.14.  Intellectual Property. Subject to Section 2.5 above, each Party will continue to independently own its intellectual property, including all patents, trademarks, trade names, service marks, copyrights, trade secrets, proprietary processes and all other forms of intellectual property.

6.15.  Representations and Warranties

(a) Registrar. Registrar represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the law of the State of Pennsylvania, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) it is, and during the Term of this Agreement will continue to be, accredited by ICANN or its successor, pursuant to an accreditation agreement dated after November 4, 1999, (4) the execution, performance and delivery of this Agreement has been duly authorized by Registrar, (5) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by Registrar in order for it to enter into and perform its obligations under this Agreement, and (6) Registrar’s Surety Instrument provided hereunder is a valid and enforceable obligation of the surety named on such Surety Instrument.

(b) VGRS. VGRS represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, performance and delivery of this Agreement has been duly authorized by VGRS, and (4) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by VGRS in order for it to enter into and perform its obligations under this Agreement.

(c) Disclaimer of Warranties. The RRP, APIs and Software are provided “as-is” and without any warranty of any kind. VGRS EXPRESSLY DISCLAIMS ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY OR SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. VGRS DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE RRP, APIs OR SOFTWARE WILL MEET REGISTRAR’S REQUIREMENTS, OR THAT THE OPERATION OF THE RRP, APIs OR SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE RRP, APIs OR SOFTWARE WILL BE CORRECTED. FURTHERMORE, VGRS DOES NOT WARRANT NOR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE RRP, APIs, SOFTWARE OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE, SHOULD THE RRP, APIs OR SOFTWARE PROVE DEFECTIVE, REGISTRAR ASSUMES THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION OF REGISTRAR’S OWN SYSTEMS AND SOFTWARE.

6.16. Indemnification. Registrar, at its own expense and within thirty (30) days of presentation of a demand by VGRS under this paragraph, will indemnify, defend and hold harmless VGRS and its employees, directors, officers, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against VGRS or any affiliate of VGRS based on or arising from any claim or alleged claim (i) relating to any product or service of Registrar; (ii) relating to any agreement, including Registrar’s dispute policy, with any Registered Name holder of Registrar; or (iii) relating to Registrar’s domain name registration business, including, but not limited to, Registrar’s advertising, domain name application process, systems and other processes, fees charged, billing practices and customer service; provided, however, that in any such case:  (a) VGRS provides Registrar with prompt notice of any such claim, and (b) upon Registrar’s written request, VGRS will provide to Registrar all available information and assistance reasonably necessary for Registrar to defend such claim, provided that Registrar reimburses VGRS for its actual and reasonable costs. Registrar will not enter into any settlement or compromise of any such indemnifiable claim without VGRS’s prior written consent, which consent shall not be unreasonably withheld. Registrar will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys’ fees and costs awarded against or otherwise incurred by VGRS in connection with or arising from any such indemnifiable claim, suit, action or proceeding.

6.17.   Entire Agreement; Severability. This Agreement, which includes Exhibits A, B, and C, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. If any provision of this Agreement shall he held to be illegal, invalid or unenforceable, each Party agrees that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that reflects such intent as closely as possible.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof

VerSign, Inc.		[Registrar]
By:	/s/ Mark Rippe	By:	/s/ Ross W. Rader
Name:	Mark Rippe	Name:	Ross W. Rader
Title:	Vice President, Operations	Title:	Director Innovation/Research

Exhibit A

Registrar’s Dispute Policy

[To be supplied from time to time by Registrar]

Exhibit B

Policy on Transfer of Sponsorship of Registrations Between Registrars

A.  Holder-Authorized Transfers.

Registrar Requirements.

The registration agreement between each Registrar and its Registered Name holder shall include a provision explaining that a Registered Name holder will be prohibited from changing its Registrar during the first 60 days after initial registration of the domain name with the Registrar. Beginning on the 61st day after the initial registration with the Registrar, the procedures for change in sponsoring registrar set forth in this policy shall apply. Enforcement shall be the responsibility of the Registrar sponsoring the domain name registration.

For each instance where an Registered Name holder wants to change its Registrar for an existing domain name (i.e., a domain name that appears in a particular top-level domain zone file), the gaining Registrar shall:

1)     Obtain express authorization from an individual who has the apparent authority to legally bind the Registered Name holder (as reflected in the database of the losing Registrar).

a)     The form of the authorization is at the discretion of each gaining Registrar.

b)    The gaining Registrar shall retain a record of reliable evidence of the authorization.

2)     In those instances when the Registrar of record is being changed simultaneously with a transfer of a domain name from one party to another, the gaining Registrar shall also obtain appropriate authorization for the transfer. Such authorization shall include, bur not be limited to, one of the following:

a)     A bilateral agreement between the parties.

b)    The final determination of a binding dispute resolution body.

c)     A court order.

3)     Request, by the transmission of a “transfer” command as specified in the Registry Registrar Protocol, that the Registry database be changed to reflect the new Registrar.

a)     Transmission of a “transfer” command constitutes a representation on the part of the gaining Registrar that:

(1)   the requisite authorization has been obtained from the Registered Name holder listed in the database of the losing Registrar, and

(2)   the losing Registrar will be provided with a copy of the authorization if and when requested.

In those instances when the Registrar of record denies the requested change of Registrar, the Registrar of record shall notify the prospective gaining Registrar that the request was denied and the reason for the denial.

Instances when the requested change of sponsoring Registrar may be denied include, but are not limited to:

1)     Situations described in the Domain Name Dispute Resolution Policy

2)     A pending bankruptcy of the Registered Name holder

3)     Dispute over the identity of the Registered Name holder

4)     Request to transfer sponsorship occurs within the first 60 days after the initial registration with the Registrar

In all cases, the losing Registrar shall respond to the email notice regarding the “transfer” request within five (5) days. Failure to respond will result in a default “approval” of the “transfer.”

Registry Requirements.

Upon receipt of the “transfer” command from the gaining Registrar, VGRS will transmit an e-mail notification to both Registrars.

VGRS shall complete the “transfer” if either:

l)      The losing Registrar expressly “approves” the request, or

2)     VGRS does not receive a response from the losing Registrar within five (5) days.

When the Registry’s database has been updated to reflect the change to the gaining Registrar, VGRS will transmit an email notification to both Registrars.

Records of Registration.

Each Registered Name holder shall maintain its own records appropriate to document and prove the initial domain name registration date, regardless of the number of Registrars with which the Registered Name holder enters into a contract for registration services.

Effect on Term of Registration.

The completion by VGRS of a holder-authorized transfer under this Part A shall result in a one-year extension of the existing registration, provided that in no event shall the total unexpired term of a registration exceed ten (10) years.

B. ICANN-Approved Transfers.

Transfer of the sponsorship of all the registrations sponsored by one registrar as the result of acquisition of that registrar or its assets by another registrar may be made according to the following procedure:

(a)   The gaining registrar must be accredited by ICANN for the Registry TLD and must have in effect a Registry-Registrar Agreement with VGRS for the Registry TLD.

(b)   ICANN must certify in writing to VGRS that the transfer would promote the community interest, such as the interest in stability that may be threatened by the actual or imminent business failure of a registrar.

Upon satisfaction of these two conditions, VGRS will make the necessary one-time changes in the registry database for no charge, for transfers involving 50,000 name registrations or fewer. If the transfer involves registrations of more than 50,000 names, VGRS will charge the gaining registrar a one-time flat fee of US$ 50,000.

Exhibit C

Confidentiality Agreement

THIS CONFIDENTIALITY AGREEMENT is entered into by and between VeriSign Inc., a Delaware corporation, with a place of business located at 21345 Ridgetop Circle, Dulles, Virginia 20166 (“VGRS”), and Tucows Inc., a Pennsylvania corporation having its principal place of business in Toronto, Ont (“Registrar”), through their authorized representatives, and takes effect on the date executed by the final party (the “Effective Date”).

Under this Confidentiality Agreement (“Confidentiality Agreement”), the Parties intend to disclose to one another information which they consider to be valuable, proprietary, and confidential.

NOW, THEREFORE, the parties agree as follows:

1. Confidential Information

1.1. “Confidential Information”, as used in this Confidentiality Agreement, shall mean all information and materials including, without limitation, computer software, data, information, databases, protocols, reference implementation and documentation, and functional and interface specifications, provided by the disclosing party to the receiving party under this Confidentiality Agreement and marked or otherwise identified as Confidential, provided that if a communication is oral, the disclosing party will notify the receiving party in writing within 15 days of the disclosure.

2. Confidentiality Obligations

2.1.  In consideration of the disclosure of Confidential Information, the Parties agree that:

(a)  The receiving party shall treat as strictly confidential, and use all reasonable efforts to preserve the secrecy and confidentiality of, all Confidential Information received from the disclosing party, including implementing reasonable physical security measures and operating procedures.

(b)  The receiving party shall make no disclosures whatsoever of any Confidential Information to others, provided however, that if the receiving party is a corporation, partnership, or similar entity, disclosure is permitted to the receiving party’s officers, employees, contractors and agents who have a demonstrable need to know such Confidential Information, provided the receiving party shall advise such personnel of the confidential nature of the Confidential Information and of the procedures required to maintain the confidentiality thereof, and shall require them to acknowledge in writing that they have read, understand, and agree to be individually bound by the terms of this Confidentiality Agreement.

(c) The receiving party shall not modify or remove any Confidential legends and/or copyright notices appearing on any Confidential Information.

2.2. The receiving party’s duties under this section (2) shall expire five (5) years after the information is received or earlier, upon written agreement of the Parties.

3. Restrictions On Use

3.1. The receiving party agrees that it will use any Confidential Information received under this Confidentiality Agreement solely for the purpose of providing domain name registration services as a registrar and for no other purposes whatsoever.

3.2. No commercial use rights or any licenses under any patent, patent application, copyright, trademark, know-how, trade secret, or any other VGRS proprietary rights are granted by the disclosing party to the receiving party by this Confidentiality Agreement, or by any disclosure of any Confidential Information to the receiving party under this Confidentiality Agreement.

3.3. The receiving party agrees not to prepare any derivative works based on the Confidential Information.

3.4. The receiving party agrees that any Confidential Information which is in the form of computer software, data and/or databases shall be used on a computer system(s) that is owned or controlled by the receiving party.

4. Miscellaneous

4.1. This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia and all applicable federal laws. The Parties agree that, if a suit to enforce this Confidentiality Agreement is brought in the U.S. Federal District Court for the Eastern District of Virginia, they will be bound by any decision of the Court.

4.2.         The obligations set forth in this Confidentiality Agreement shall be continuing, provided, however, that this Confidentiality Agreement imposes no obligation upon the Parties with respect to information that (a) is disclosed with the disclosing party’s prior written approval; or (b) is or has entered the public domain through no fault of the receiving party; or (c) is known by the receiving party prior to the time of disclosure; or (d) is independently developed by the receiving party without use of the Confidential Information; or (e) is made generally available by the disclosing party without restriction on disclosure.

4.3.         This Confidentiality Agreement may be terminated by either party upon breach by the other party of any its obligations hereunder and such breach is not cured within three (3) calendar days after the allegedly breaching party is notified by the disclosing party of the breach. In the event of any such termination for breach, all Confidential Information in the possession of the Parties shall be immediately returned to the disclosing party; the receiving party shall provide full voluntary disclosure to the disclosing party of any and all unauthorized disclosures and/or unauthorized uses of any Confidential Information; and the obligations of Sections 2 and 3 hereof shall survive such termination and remain in full force and effect. In the event that the Registrar License and Agreement between the Parties is terminated, the Parties shall immediately return all Confidential Information to the disclosing party and the receiving party shall remain subject to the obligations of Sections 2 and 3.

4.4.         The terms and conditions of this Confidentiality Agreement shall inure to the benefit of the Parties and their successors and assigns. The Parties’ obligations under this Confidentiality Agreement may not be assigned or delegated.

4.5.         The Parties agree that they shall be entitled to seek all available legal and equitable remedies for the breach of this Confidentiality Agreement.

4.6.         The terms and conditions of this Confidentiality Agreement may be modified only in a writing signed by VGRS and Registrar.

4.7.         EXCEPT AS MAY OTHERWISE BE SET FORTH IN A SIGNED, WRITTEN AGREEMENT BETWEEN THE PARTIES. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS, CONDITION, SUITABILITY, PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF ANY CONFIDENTIAL INFORMATION, AND THE PARTIES SHALL HAVE NO LIABILITY WHATSOEVER TO ONE ANOTHER RESULTING FROM RECEIPT OR USE OF THE CONFIDENTIAL INFORMATION.

4.8.  If any part of this Confidentiality Agreement is found invalid or unenforceable, such part shall be deemed stricken herefrom and the Parties agree: (a) to negotiate in good faith to amend this Confidentiality Agreement to achieve as nearly as legally possible the purpose or effect as the stricken part, and (b) that the remainder of this Confidentiality Agreement shall at all times remain in full force and effect.

4.9.  This Confidentiality Agreement contains the entire understanding and agreement of the Parties relating to the subject matter hereof.

4.10.  Any obligation imposed by this Confidentiality Agreement may be waived in writing by the disclosing party. Any such waiver shall have a one-time effect and shall not apply to any subsequent situation regardless of its similarity.

4.11.  Neither Party has an obligation under this Confidentiality Agreement to purchase, sell, or license any service or item from the other Party.

4.12.  The Parties do not intend that any agency or partnership relationship be created between them by this Confidentiality Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, duly authorized representatives of VGRS and Registrar have executed this Confidentiality Agreement in Virginia on the dates indicated below.

(“Registrar”)		VenSign, Inc. (“VGRS”)

By:	/s/ [ILLEGIBLE]	By:	/s/ Mark Rippe
Title:	Director Innovation & Research	Title:	Vice President, Operations
Date:	Oct. 1, 2001	Date:	October 4, 2001
Ross W Rader